               [LETTERHEAD OF PATTON BOGGS, L.L.P. APPEARS HERE]


                                                                     Exhibit 8.1


(202) 457-6000

February 9, 1998

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
1000 Woodbridge Center Drive
Woodbridge, NJ  07095

Gentlemen:

    You have requested our opinion as to certain federal income tax consequences of the plan of conversion and plan of reorganization of First Savings Bancshares, MHC ("Mutual Holding Company") and First Savings Bank, SLA (the "Bank") described herein.

    The proposed transaction is described in the section of this letter entitled "STATEMENT OF FACTS."

    Our opinions are based on the STATEMENT OF FACTS, the representations described in the section of the letter entitled "REPRESENTATIONS," and our examination of such corporate records, certificates and other documents as we have considered necessary or appropriate for this opinion. In such examination, we have accepted, and not independently verified, the authenticity of all original documents, the accuracy of all copies, and the genuineness of all signatures. Unless otherwise noted, section references are to the Internal Revenue Code of 1986 as amended (the "Code") as in effect as of the date of this letter. Capitalized terms not defined in this letter have the meanings assigned to them in the Plan (as such term is defined below).

                               STATEMENT OF FACTS

    Mutual Holding Company is a federally chartered mutual holding company that as of October 31, 1997, owned 4,134,812 shares, or 51.6% of the $.01 par value common stock of the Bank (the "Institution Common Stock"). Prior to July 10, 1992, Mutual Holding Company was a New Jersey state chartered mutual savings and loan association. On July 10, 1992, the state chartered mutual savings and loan association changed its charter to a federally chartered Mutual Holding Company and transferred virtually all of its assets to the Bank, a newly chartered New Jersey stock savings and loan association, in exchange for the Bank's common stock and

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 2


assumption of all of the transferor's liabilities (the "1992 MHC Reorganization"). The Bank also sold its common stock for cash in a public offering. You received a legal opinion from Muldoon, Murphy & Faucette addressing the tax consequences of that reorganization. Certain depositors of the Bank now hold liquidation and voting rights in Mutual Holding Company. In the unlikely event that Mutual Holding Company in its present mutual form is completely liquidated, each depositor holding such liquidation and voting rights would receive a pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation.

    On October 24, 1997, the Board of Directors of Mutual Holding Company and the Bank adopted the Plan of Conversion and Agreement and Plan of Reorganization of First Savings Bancshares, MHC and First Savings Bank, SLA, which plan was amended on December 16, 1997, amended and restated on January 28, 1998, and amended on February 9, 1998 (the "Plan"). In accordance with the Plan, the Bank will cause First Source Bancorp, Inc. (the "Company") to be incorporated under Delaware law as a first-tier, wholly owned subsidiary o f the Bank. After the parties to the Reorganization receive all requisite regulatory approvals, the Company, in accordance with the Plan, will form a first-tier, wholly owned federally chartered interim stock savings bank, which is referred to here as
"Interim B."  The Company adopted the Plan on January 28, 1998.   The Board of
Directors of Interim B will adopt the Plan by at least a two-thirds vote. In addition, the Bank and the Company will approve the Plan in their capacities as the sole shareholders of the Company and Interim B, respectively.

    In accordance with the Plan, the Bank will become a wholly owned subsidiary
of the Company.   As a result of the Reorganization, each share of the
Institution Common Stock held by Mutual Holding Company will be canceled and each share of Bank common stock held by the Bank's public stockholders (the "Public Bank Shares"), which amounted to 3,881,539 shares or 48.4% of the outstanding Bank common stock as of October 31, 1997, will be converted into shares of the Company's common stock (the "Exchange Shares") pursuant to a ratio that will result in the holders of such shares (the "Public Shareholders") owning in the aggregate approximately the same percentage of Company stock (as adjusted as described below) after giving effect to the offerings described in this letter (the "Offerings"), before giving effect to (a) the payment of cash in lieu of fractional exchange shares, or (b) any shares of common stock purchased by Public Shareholders or the Bank's ESOP in the offerings described in this letter or thereafter. Based upon the independent appraisal by FinPro, the Public Shareholders' percentage ownership interest of Company stock will be

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 3

reduced by approximately one percent of their current ownership percentage of Bank stock to reflect the portion of dividends payable by the Bank waived by Mutual Holding Company.

    Nontransferable subscription rights for up to 14,242,072 shares (which may be increased to 16,378,421 shares) of common stock (the "Conversion Stock") of the Company will be granted, in order of priority, to each of the Bank's Eligible Account Holders, to the ESOP, to the Bank's Supplemental Eligible Account Holders, and to certain Other Members in a subscription offering (the "Subscription Offering"). The Company will offer the shares of Conversion Stock not subscribed for in the Subscription Offering for sale in a community offering (the "Community Offering") to certain members of the general public, with a preference given to holders of the Public Bank Shares. Shares not subscribed for in the Subscription and Community Offerings will be offered to members of the general public in a syndicated community offering (the "Syndicated Community Offering").

    The aggregate purchase price of the Conversion Stock will be based on an independent appraiser's valuation of the estimated pro forma market value of the Bank and the Mutual Holding Company. The conversion and sale of common stock will be accomplished in accordance with the rules and regulations of the Office of Thrift Supervision (OTS) and will be subject to the approval of the OTS.

    The Company intends to seek stockholder approval of certain stock programs which it plans to adopt for the benefit of non-employee directors, officers and employees of the Company and the Bank at a meeting of stockholders following the Conversion and Reorganization. Under current OTS regulations, this meeting may be held no earlier than six months after completion of the Conversion. Assuming the receipt of stockholder approval, the Company expects to acquire common stock on behalf of the stock programs in an amount equal to 4% of the Conversion Stock sold in the Conversion, or 421,076 shares and 569,682 shares at the minimum and maximum of the Estimated Price Range, respectively. These shares will be acquired either through open market purchases or from authorized but unissued common stock.

    In accordance with the Plan, the Reorganization will be structured as follows:

        (i) The Bank organized the Company, which will issue to the Bank 10 shares of common stock, consisting of all the issued and outstanding stock of the Company for $.01 per share. The Company will become a wholly owned subsidiary of the Bank. The Company will form Interim B, a federally chartered stock savings bank, as a wholly owned subsidiary of the Company, solely to facilitate the reorganization.

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 4

        (ii) Mutual Holding Company will convert to a federally chartered interim stock savings bank ("Inter im A") and simultaneously merge with and into the Bank pursuant to state law. All shares of the Institution Common Stock held by Mutual Holding Company will be canceled. The Bank will establish liquidation accounts on behalf of depositor members of Mutual Holding Company.

        (iii) Interim B will merge with and into the Bank pursuant to state law. The Company's shares of Interim B will be converted into shares of Bank common stock and the Bank will become a wholly owned subsidiary of the Company.

        (iv) The Public Shareholders of Bank common stock will exchange their shares of Bank common stock for common stock of the Company.

        (v) The Company will offer additional shares of its common stock for sale in a Subscription Offering, Community Offering and possibly a Syndicated Community Offering as set forth in the Plan.

    The Company intends to adopt the stock option plan of the Bank. All unexercised stock options to acquire Bank common stock existing prior to the merger shall, upon the consummation of the merger, become stock options to acquire stock of the Company.

    As a result of the Reorganization, all Public Shareholders of the Bank will become stockholders of the Company and the Bank will become a wholly owned subsidiary of the Company. The separate existence of Interim B will cease by operation of law and all assets and liabilities (if any) of Interim B will be transferred to and assumed by the Bank as of the date of reorganization. The Bank will continue to operate as a savings and loan association and retain its present state charter. Directors of the Bank will continue as Directors of the Bank during and after the Reorganization. The Bank will hold after the Reorganization substantially all of the assets that it held before the Reorganization.

    The Plan provides for the establishment upon the completion of the Conversion of a special liquidation account (the "Liquidation Account") for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the greater of (1) the Bank's retained earnings at December 31, 1991, the date of the latest statement of financial condition contained in the final offering circular utilized in the 1992 MHC Reorganization or (2) 51.6% of the Bank's shareholders' equity as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Conversion and Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain a deposit account at the Bank, will be entitled, on a complete liquidation of the Bank after the Conversion and

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 5

Reorganization, to an interest in the liquidation account prior to any payment to the stockholders of the Bank.

    Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in the Liquidation Account for each deposit account (including regular savings accounts, demand deposit accounts, transaction accounts such as NOW accounts, money market deposit accounts, and certificates of deposit) with a balance of $50 or more held in the Bank on December 31, 1995 and December 31, 1997, respectively. Each Eligible Account Holder and Supplemental Eligible Account Holder initially will have a pro rata interest in the total Liquidation Account based on the proportion that the balance of his Qualifying Deposits on the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, bore to the total amount of all Qualifying Deposits of all Eligible Account Holders and Supplemental Eligible Account Holders in the Bank. For Qualifying Deposits in existence at both dates, separate subaccounts shall be determined on the basis of the Qualifying Deposits in such deposit accounts on the respective record dates. If on any annual closing date subsequent to the Eligibility Record Date or Supplemental Eligibility Record Date, the amount of the Qualifying Deposit of an Eligible Account Holder or Supplemental Eligible Account Holder is less than the amount of the Qualifying Deposit of such Eligible Account Holder or Supplemental Eligible Account Holder as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively, and (with the exception of the first annual closing date) less than the amount of the Qualifying Deposits as of the previous annual closing date, then the interest in the Liquidation Account relating to such Qualifying Deposits will be reduced to a level that bears the same ratio to the initial interest as the amount of such Qualifying Deposit bears to the amount of the Qualifying Deposit used to deter mine the initial interest. An Eligible Account Holder's or Supplemental Eligible Account Holder's interest will be reduced to zero if the holder does its Qualifying Deposit Accounts. In addition, no interest in the Liquidation Account would ever be increased despite any subsequent increase to the related Qualifying Deposit. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

                                REPRESENTATIONS

    You have provided the following representations concerning this transaction:

        (a) The fair market value of Company common stock to be received by each Public Shareholder will be approximately equal to the fair market value of the Bank common stock surrendered in the exchange.

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 6

        (b) No Public Shareholder owns 5% or more of the Bank common stock. To the best of the knowledge of management of the Bank, there is no plan or intention on the part of shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of the Company stock to be received in the Reorganization that would reduce the Public Shareholders ownership of Company common stock to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding Bank common stock held by persons other than Mutual Holding Company as of the same date. For purposes of this representation, shares of Bank common stock exchanged for cash or other property, or exchanged for cash in lieu of fractional shares of Company common stock, will be treated as outstanding common stock on the date of the transaction. Moreover, shares of Bank common stock and shares of Company common stock held by the Bank's shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the transaction are taken into account for purposes of the calculation described in this paragraph.

        (c) Following the Reorganization, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim B's net assets, if any, and at least 70% of the fair market value of Interim B's gross assets, if any, held immediately prior to the Reorganization. For purposes of this representation, amounts paid by the Bank or Interim B to shareholders who receive cash for fractional shares, amounts used by the Bank or Interim B to pay reorganization expenses and all redemptions and distributions (except for regular, normal dividends) immediately preceding the Reorganization made by the Bank will be included as assets of the Bank or Interim B respectively, immediately prior to the Reorganization.

        (d) Prior to the transaction, the Company will own all of the outstanding voting shares of Interim B and Interim B will have no outstanding shares of nonvoting stock.

        (e) The Bank has no plan or intention to issue additional shares of its stock that would result in the Company losing control of the Bank within the meaning of section 368(c). For purposes of these representations, "control of the Bank within the meaning of section 368(c)" means holding 80% of the total combined voting power of all classes of stock of the Bank entitled to vote and 80% of the total number of shares of all other classes of stock of the Bank.

        (f) The Company has no plan or intention to acquire any of its stock issued in the transaction, other than possibly to repurchase up to 4% of the total shares of Conversion Stock for benefit programs for employees, officers and directors.

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 7

        (g) The Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation (except as part of the Reorganization), or to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the Company; to cause the Bank to sell or otherwise dispose of any of its assets or any of the assets (if any) acquire d from Interim B, except for dispositions made in the ordinary course of business, transfers of assets to a corporation controlled by the Bank, and the sale of one of its 17 branches, the Eatontown branch for $1.2 million in cash.

        (h)   Interim B will have no liabilities.

        (i) Following the transaction, the Bank will continue its historic business and use a significant portion of its business assets in a business.

        (j) Except as provided in the next sentence, the Company, Interim B, the Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in the reorganization. The Bank will pay or assume only those expenses of Interim B, if any, that are solely and directly related to the transaction according to the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

        (k) There is no intercorporate indebtedness existing between the Company and the Bank or between Interim B and the Bank that was issued, acquired, or will be settled at a discount.

        (l) In the Reorganization, shares of Bank stock representing control of the Bank within the meaning of section 368(c), determined by disregarding Mutual Holding Company's stock in the Bank, will be exchanged solely for voting stock of the Company.

        (m) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect the Company's acquisition or retention of control of the Bank within the meaning of section 368(c).

        (n) The Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank, nor will the Company acquire any such stock prior to the proposed transaction.

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 8

        (o) On the date of the Reorganization, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        (p) None of the compensation received by any of the shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank common stock; none of the shares of Company common stock received by any shareholder-employees pursuant to the Reorganization will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

        (q) The Reorganization is being effected for bona fide business reasons. The principal purpose of the Conversion and Reorganization is to structure Mutual Holding Company and the Bank in a form used by most other savings institutions and commercial banks and most other business entities. The revised structure will support future expansion of operations of the Bank and diversification into other banking-related businesses. The new structure will eliminate various regulatory uncertainties associated with the mutual holding company structure, including ability to waive dividends from the Bank.

        (r) No person will receive any payment, whether in money or property, in lieu of subscription rights.

                                    OPINION

    Based solely on the foregoing representations and information and assuming the Reorganization and Conversion occurs in accordance with the Plan, it is our opinion that:

        (1) The conversion of Mutual Holding Company from a federally chartered mutual holding company to a federally chartered interim savings bank will qualify as a tax-free reorganization described in section 368(a)(1)(F).


        (2) Upon receipt of OTS approval and the Decision and Order of the Commissioner for the Department of Banking and Insurance for the state of New Jersey, and consummation of the transaction in accordance with the terms of the Plan, the merger of Mutual Holding Company/Interim A with and into the Bank will qualify as a statutory merger under the laws of New Jersey.

        (3) The merger of Mutual Holding Company/Interim A into the Bank will qualify as a tax-free reorganization described in section 368(a)(1)(A). The exchange of the member's equity in Mutual Holding Company for interests in the Liquidation Account will satisfy the continuity

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 9


of interest required by Treas. Reg. (S) 1.368-1(b) (Rev. Rul. 69-3, 1969-1 C.B. 103 and Rev. Rul. 69-646, 1969-2 C.B. 54). The Bank and the Mutual Holding Company will each be a party to the reorganization within the meaning of section 368(b).

        (4) The Bank will not recognize any gain or loss on the receipt of the assets of Mutual Holding Company in exchange for the Accounts (section 1032(a)).

        (5) Upon receipt of OTS approval and the Decision and Order of the Commissioner for the Department of Banking and Insurance for the state of New Jersey, and consummation of the transaction in accordance with the terms of the Plan, the merger of Interim B with and into the Bank will qualify as a statutory merger under the laws of New Jersey.

        (6) The merger of Interim B with and into the Bank will constitute a reorganization described in section 368(a)(1)(A) and (a)(2)(E). The Bank, the Company and Interim B will each be a party to the reorganization within the meaning of section 368(b).

        (7) The Company will not recognize any gain or loss upon the exchange of Company common stock for Bank common stock (section 354(a)).

        (8) Bank Public Shareholders will not recognize any gain or loss upon their exchange of Bank common stock solely for shares of Company common stock (section 354(a)).

        (9) A Bank Public Shareholder's basis in his or her Company common stock received in the exchange will be the same as the basis of the Bank common stock surrendered in the exchange thereof (section 358(a)).

        (10) A Bank Public Shareholder's holding period in his or her Company common stock received in the exchange will include the period during which the Bank common stock surrendered was held, provided that the Bank common stock surrendered is a capital asset in the hands of the Bank Public Shareholder on the date of the exchange (section 1223(1)).

        (11) No gain or loss will be recognized by the Company on the receipt of money in exchange for Company common stock in the Offering (section 1032(a)).

        (12) Gain may be recognized by an Eligible Account Holder, Supplemental Eligible Account Holder or other Member on the receipt of an interest in the Liquidation Account and/or nontransferable subscription rights to purchase shares of stock in the Company to the extent the fair market values of the interest in the Liquidation Account and the nontransferable subscription rights received. (You have received a letter from FinPro, Inc. indicating that the subscription rights have no fair market value. In various private letter rulings, the Internal Revenue Service has stated that interests similar to interests in the Liquidation Account have no fair market value.

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 10


Neither the FinPro, Inc. letter nor private letter rulings issued to other taxpayers are binding on the Service. We express no legal opinion on the fair market value of the Liquidation Account or subscription rights or on whether gain will be recognized if the interests in the Liquidation Accounts have value.)

        (13) Eligible Account Holders, Supplemental Eligible Account Holders and other Members will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights to purchase shares of Company stock (Rev. Rul. 56-572, 1956-2 C.B. 182).

        (14) The basis of the common stock acquired by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members pursuant to the exercise of subscription rights will be the amount paid therefor (plus the gain, if any, recognized on receipt of the subscription rights). The holding period for such common stock will commence on the date on which the right to acquire such stock was exercised (section 1223(6)).

                                SCOPE OF OPINION

    Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan, as well as all the information and representations referred to herein.
Any changes in the transaction could cause us to modify our opinion.

    The opinions contained herein are rendered only with respect to the specific matters discussed herein and we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. In particular, if the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Company and/or the Bank may be taxable on the distribution of the subscription rights.

    Moreover, our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that,
after such change, our opinion would not be different.   We undertake no
responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions

Board of Directors
First Savings Bancshares, MHC
First Savings Bank, SLA
February 9, 1998
Page 11


reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

    We express no opinion as to any state or local income tax consequences of the Reorganization and Conversion. We understand that KPMG Peat Marwick LLP will be addressing such consequences in a separate letter.

                                    CONSENT

    We consent to the inclusion of this opinion as an exhibit to the Form AC of First Savings Bancshares, MHC and the Form S-1 Registration Statement of First Source Bancorp, Inc. and the references to the summary of this opinion in such Form AC and Form S-1 Registration Statement. In addition, we consent to KPMG Peat Marwick LLP's reliance on this letter in issuing an opinion on the New Jersey tax consequences of the Reorganization and Conversion.

                              Very truly yours,

                              /s/ Patton Boggs, L.L.P.

                              PATTON BOGGS, L.L.P.